                                                                    EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-27403) of our report dated September 13, 1996, except as to the poolings of interests with the Acquired Entities which is as of July 14, 1997, relating to the consolidated financial statements of PMT Services, Inc. which appears on page 1 of Item 7 (a)(1) of the Current Report on Form 8-K/A(3) of PMT Services, Inc. filed on September 16, 1997. We also consent to the application of such report to the Financial Statement Schedule for the three years ended July 31, 1996 which appears on page 1 of Item 7(a)(2) of such Current Report on Form 8-K/A(3) when such schedule is read in conjunction with the financial statements referred to in our report. The audit referred to in such report also included this schedule. We also consent to the reference to us under the heading "Experts" in such Prospectus.

We also consent to the incorporation by reference in the Prospectus constituting part of the Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-27403) of our report dated September 26, 1997 for Bancard, Inc. which appears on page 1 of Item 7(a)(1) of the Current Report on Form 8-K of PMT Services, Inc. filed on October 10, 1997, as amended by Form 8-K/A filed on October 14, 1997. We also consent to the application of such report to the Financial Statement Schedule for the year ended July 31, 1996 which appears on page 1 of Item 7(a)(2) of such Current Report on Form 8-K, as amended by Form 8-K/A, when such schedule is read in conjunction with the financial statements referred to in our report. The audit referred to in such report also included this schedule.


/s/Price Waterhouse LLP

Nashville, Tennessee
October 14, 1997